EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement (No. 333-175507) on Form S-1 of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 22, 2013, relating to our audit of the consolidated financial statements. Our report dated March 22, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, which appears in the Annual Report on Form 10-K of WaferGen Bio-systems, Inc. and subsidiaries for the year ended December 31, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SingerLewak LLP

San Jose, California
April 4, 2013